GRIST MILL CO.

                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                                                    YEAR ENDED MAY 31
                                                  1995     1994     1993
                                           (In thousands, except per share data)

Primary earnings per share:

Net earnings applicable to common stock          $4,563   $1,208   $4,001

Average number of common and common equivalent
 shares outstanding:
    Average common shares outstanding             6,621    7,233    6,940
    Dilutive effect of stock options                252      134      469

                                                  6,873    7,367    7,409

Primary  earnings per share                      $ 0.66   $ 0.16   $ 0.54


Fully diluted earnings per share:
  Earnings for fully diluted computation         $4,563   $1,208   $4,001


Average number of common and common equivalent
 shares outstanding:
   Average common shares outstanding              6,621    7,233    6,940
    Dilutive effect of stock options                286      134      502

                                                  6,907    7,367    7,442

Fully diluted earnings per share                 $ 0.66   $ 0.16   $ 0.54